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                                   Exhibit 21
                                   ----------

                   Subsidiaries of Mahaska Investment Company

                                                                  State or Other
                                     Name Under                   Jurisdiction
                                     Which Doing                  in which
Subsidiary Name                      Business                     Incorporated

Mahaska State Bank                   ----                         Iowa

Central Valley Bank                  ----                         United States

MIC Financial, Inc.                  ----                         Iowa

Pella State Bank                     ----                         Iowa

Midwest Federal Savings and Loan     ----                         United States
Association of Eastern Iowa